Exhibit 99.1

e.l.f. Beauty Announces Fourth Quarter and Full Fiscal Year 2020 Results
– Delivers Net Sales of $283 million –
- Gains market share in U.S. color cosmetics -
OAKLAND, California; May 21, 2020 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and twelve months ended March 31, 2020.
“Fiscal 2020 was a terrific year for e.l.f. Beauty. We saw four quarters of net sales growth, culminating in a 16% increase in the fourth quarter versus prior year. We also expanded gross margin 300-basis points, compared to the prior year.” said Tarang Amin, e.l.f. Beauty’s Chairman and CEO. “Of the top five color cosmetics brands in the U.S., e.l.f. Cosmetics grew the most market share in fiscal 2020 with 4.8% of the market, up 50 basis points, according to Nielsen."
"Given our fiscal 2020 results and execution of our five strategic imperatives, we believe we are well positioned relative to the category to navigate the challenges posed by COVID-19. Our mission to make the best of beauty accessible to every eye, lip and face is more important than ever. While the current environment is challenging, we believe our talented team, digital strength and core value proposition will enable us to continue to gain market share.”
Full Year Ended March 31, 2020 results
Net sales increased 6%, or $15.2 million, to $282.9 million, as compared to $267.7 million in fiscal 2019. The increase was primarily driven by increased productivity across our retail and e-commerce channels, partially offset by the closing of all 22 e.l.f. retail stores in February 2019. Fiscal 2019 included $12.0 million in net sales related to e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 11% as compared to fiscal 2019.
Gross margin increased to 64% from 61% when compared to fiscal 2019, with benefits primarily from margin accretive innovation, cost savings, price increases, favorable movements in foreign exchange rates and an increase in inventory reserves in the prior year, partially offset by higher sales adjustments and the impact of tariffs on goods imported from China.

Selling, general and administrative expenses (“SG&A”) was $157.2 million, or 56% of net sales, compared to $137.7 million, or 51% of net sales in fiscal 2019. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $139.3 million, or 49% of net sales, compared to $120.3 million, or 45% of net sales in fiscal 2019. The increase was primarily due to investments in marketing and digital expenses, bonus accrual, investment in merchandising programs, and increased depreciation expenses driven by customer fixture programs. These increases were partially offset by the closure of e.l.f retail stores.

The provision for income taxes increased from a benefit of $1.3 million, or an effective tax rate of 29%, for the twelve months ended March 31, 2019 to expense of $6.2 million, or an effective tax rate of 26%, for the twelve months ended March 31, 2020. The change in the provision for income taxes was primarily driven by an increase in income before taxes of $28.4 million and a decrease in one-time tax benefits of $1.0 million, primarily related to the Company’s provision-to-return adjustment for the period ending December 31, 2017, which was recorded during fiscal 2019.
On a GAAP basis, net income was $17.9 million, or $0.35 per diluted share, based on a weighted-average diluted share count of 50.8 million shares. This compares to net loss of $3.1 million, or $0.06 per diluted share, based on a weighted-average diluted share count of 49.3 million shares in fiscal 2019.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) slightly increased to $62.6 million from $62.4 million in fiscal 2019.

Adjusted net income (net income excluding the items identified in the reconciliation table below) was $32.2 million, or $0.63 per diluted share, based on a weighted-average diluted share count of 50.8 million shares. This compares to adjusted net income of $32.7 million, or $0.66 per diluted share, based on a weighted-average diluted share count of 49.3 million in fiscal 2019.
Three months ended March 31, 2020 results
Net sales increased 13%, or $8.6 million, to $74.7 million as compared to $66.1 million in the three months ended March 31, 2019. The increase was primarily driven by increased productivity across our retail and e-commerce channels, partially offset by the closing of all 22 e.l.f. retail stores in February 2019. The three months ended March 31, 2019 included $1.9 million in net sales related to e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 16% as compared to the three months ended March 31, 2019.
Gross margin increased to 64% from 61% when compared to the three months ended March 31, 2019, with benefits from margin accretive innovation, cost savings, price increases, favorable movements in foreign exchange rates and an increase in inventory reserves in the prior year, partially offset by higher sales adjustments and the impact of tariffs on goods imported from China.
SG&A was $47.0 million, or 63% of net sales, compared to $37.3 million, or 56% of net sales in the three months ended March 31, 2019. Adjusted SG&A was $41.5 million, or 55% of net sales, compared to $33.6 million, or 51% of net sales in the three months ended March 31, 2019. The increase was primarily due to investments in marketing and digital expenses and merchandising investments.
The benefit for income taxes was $0.2 million, as compared to $3.3 million in the three months ended March 31, 2019. The change in the benefit for income taxes was a result of a reduction in losses before taxes of $20.7 million, as well as a $1.9 million difference in tax benefits associated with the vesting of restricted stock or exercise of stock options, from a $1.5 million expense in the three months ended March 31, 2019 to a $0.4 million benefit in the three months ended March 31, 2020.
On a GAAP basis, net loss was $0.3 million, or $0.01 per diluted share, based on a weighted-average diluted share count of 51.0 million shares. This compares to net loss of $17.9 million, or $0.37 per diluted share, based on a weighted-average diluted share count of 48.0 million shares in the three months ended March 31, 2019.
Adjusted EBITDA decreased 3% to $11.7 million from $12.0 million in the three months ended March 31, 2019.
Adjusted net income increased to $5.3 million, or $0.10 per diluted share, based on a weighted-average diluted share count of 51.0 million shares. This compares to adjusted net income of $3.2 million, or $0.06 per diluted share, based on a weighted-average diluted share count of 49.4 million in the three months ended March 31, 2019.
Balance sheet
As of March 31, 2020, the Company had $46.2 million in cash and cash equivalents, as compared to $53.9 million as of March 31, 2019. The decrease was primarily due to funding the $25.9 million-dollar acquisition of W3LL People and $7.9 million dollars in share repurchases. These expenditures were partially offset by improved cash flow from operations. As of March 31, 2020, long-term debt totaled $126.1 million, as compared to $138.0 million as of March 31, 2019.
COVID-19 Business Update
As previously discussed, the Company has seen a significant decline in retail sales due to the impact of the COVID-19 pandemic on consumer behavior. The Company anticipates its sales results to be negatively impacted until consumers return to normal shopping patterns. The Company has focused on the following areas as it assesses and addresses the impact of the COVID-19 pandemic on its business:
Health and Safety of our People and Community
The Company’s first priority is the safety and well-being of the Company’s employees. The Company has adopted for U.S. employees many of the protocols its team in China leveraged to address the pandemic, including sending safety kits to all employees and providing assistance with other needs. The Company has an extremely talented team and plans to protect as many jobs as possible during this time.
The Company is also caring for its consumer community. The Company has supported its community through donations to foodbanks, mental health organizations and healthcare workers. Drawing on the success of e.l.f. Cosmetics’ original TikTok hashtag challenge, the Company remixed “Eyes. Lips. Face.” into a new “Eyes. Lips. Face. SAFE.” public service announcement to raise awareness of basic preventative measures to help stop the spread of the disease. The Company also manufactured hand sanitizer, which has been shared with the Company’s employees and partners and is being included with every order on elfcosmetics.com for a limited time.
“Our focus will always be on our employees and community and I’m proud of our efforts to get through this together,” said Mr. Amin.
Supply Chain and Distribution
Although the Company’s supply chain is largely based in China, during the COVID-19 outbreak, the Company’s operations were minimally disrupted. As of today, the Company’s Chinese-based suppliers and employees are fully operational, and the Company’s supply chain is back to normal run rates. The Company’s U.S. distribution centers are also fully operational, fulfilling national retailer and e-commerce orders. Moving forward, the Company will continue to work with its suppliers to closely manage inventory levels as it monitors the impact of COVID-19 on demand.
Cost Savings and Liquidity
The Company has taken a number of cost-saving measures to mitigate impact from COVID-19, including reducing expenses and scaling back marketing and digital investments in proportion to net sales. The Company also plans to reduce costs in the areas of merchandising, operations as well as capital expenditures, and is tightly managing receivables and inventory.
On April 8, 2020, the Company amended its credit agreement to provide greater flexibility with its quarterly maintenance covenants. The Company also accessed $20 million of its $50 million revolving credit facility, giving it approximately $65 million in cash on hand.
Company outlook
Looking forward, the Company expects sales trends and the economy overall to remain volatile for the next several months. Given the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is suspending guidance for fiscal year 2021.
“We believe the steps we’ve taken to fortify our balance sheet and reduce expenses will help us navigate these unprecedented times,” said Mandy Fields, Chief Financial Officer. “We remain focused on executing our five strategic imperatives and advancing our strategic extensions, which gives me optimism in the long-term potential of our company.”
Fourth quarter and full fiscal year 2020 conference call
The Company will hold a webcast to discuss the results from its fourth quarter fiscal 2020 and full-year fiscal 2020 today at 4:30 p.m. Eastern Time. Investors and analysts interested in participating are invited to register prior to the start of the webcast at https://investor.elfcosmetics.com/ (hover over "news & events" then click on "events"). Following the presentation, anyone who cares to ask a question should do so through a separate dial-in line at (866) 807-9684 or (412) 317-5415 internationally. Those not asking questions can hear the question and answer session through the webcast. A replay of the webcast will be available at the link above for twelve-months.
About e.l.f. Beauty:
e.l.f. Beauty stands with every eye, lip, face and paw. This deep commitment to inclusive, accessible, cruelty-free beauty has fueled the success of our namesake e.l.f. Cosmetics brand since 2004. With the acquisition of clean-beauty brand W3LL People in February 2020, we continue to expand our portfolio with strategic extensions that support our purpose and values. Our family of brands is available online, and across leading beauty, mass-market, and natural specialty retailers.
Learn more by visiting investor.elfcosmetics.com

About e.l.f. Cosmetics:
Since 2004, e.l.f. Cosmetics has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. continues to attract a highly-engaged audience and set benchmarks with new digital platforms. Our brand is widely available at leading retailers such as Target, Walmart and Ulta Beauty, and has a growing international presence.
Learn more by visiting www.elfcosmetics.com
About W3LL PEOPLE:
A clean beauty pioneer with 40 EWG VERIFIED™ products, W3LL PEOPLE has raised the standard for high-performance, plant-powered, cruelty-free cosmetics since 2008. Founded on the principles of purity, artistry and responsibility, we are committed to creating clean products that help people be well, look well, and do well. Currently available online and at select Target, Whole Foods, Detox Market and Credo Beauty stores, the brand aims to become even more accessible to consumers as part of the e.l.f. Beauty family.
Learn more by visiting www.w3llpeople.com
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including the year over year percentage increase in net sales (excluding the contribution of e.l.f. retail stores), adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Net sales (excluding e.l.f. stores) excludes net sales from the Company's 22 e.l.f. retail stores which were closed in February 2019. Adjusted EBITDA excludes costs or gains related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs or gains related to restructuring of operations, stock-based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s expectations regarding sales and the overall economy for fiscal year 2021 under “Company outlook” above; the Company’s belief that executing its five strategic imperatives in fiscal 2020 sets a strong foundation to navigate the challenges posed by COVID-19; the Company’s statement that its first priority is its world-class team and community; the Company’s beliefs that its talented team, digital strength and core value proposition will enable it to continue to gain market share; the Company’s expectations that its sales results will be negatively impacted until consumers return to normal shopping patterns; the Company’s focus on the following areas as it assesses and addresses the impact of the COVID-19 pandemic on its business: Health and Safety of its People and Community, Supply Chain and Distribution, and Cost Savings and Liquidity; the Company’s focus being always on its employees and community; the Company’s plans to continue to work with its suppliers to closely manage inventory levels as it monitors the impact of COVID-19 on demand; the Company’s plans to reduce costs in the areas of merchandising, operations as well as capital expenditures; the Company’s plans to tightly manage receivables and inventory; and the Company’s plans to remain focused on executing its five strategic imperatives and advancing its strategic extensions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Willa McManmon, e.l.f. Beauty	Brittany Fraser, ICR, Inc.
(650) 960-5177	(203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019

Net sales	$74,712	$66,141	$282,851	$267,656
Cost of sales	26,648	25,650	101,728	104,632
Gross profit	48,064	40,491	181,123	163,024
Selling, general, and administrative expenses	47,024	37,324	157,155	137,669
Restructuring expense (income)	—	22,176	(5,982)	22,176
Operating income (loss)	1,040	(19,009)	29,950	3,179
Other (expense) income, net	(176)	(315)	426	183
Interest expense, net	(1,387)	(1,849)	(6,307)	(7,702)
(Loss) income before provision for income taxes	(523)	(21,173)	24,069	(4,340)
Income tax benefit (provision)	182	3,259	(6,185)	1,261
Net (loss) income	$(341)	$(17,914)	$17,884	$(3,079)
Comprehensive (loss) income	$(341)	$(17,914)	$17,884	$(3,079)
Net (loss) income per share:
Basic	$(0.01)	$(0.37)	$0.37	$(0.07)
Diluted	$(0.01)	$(0.37)	$0.35	$(0.06)
Weighted average shares outstanding:
Basic	48,704,133	48,022,926	48,498,813	47,220,203
Diluted	51,045,588	48,022,926	50,817,143	49,293,771

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2020	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$46,167	$53,874
Accounts receivable, net	29,721	32,275
Inventory, net	46,209	43,779
Prepaid expenses and other current assets	10,263	7,340
Total current assets	132,360	137,268
Property and equipment, net	17,171	16,006
Intangible assets, net	102,410	97,053
Goodwill	171,321	157,264
Investments	2,875	2,875
Other assets	26,967	21,222
Total assets	$453,104	$431,688

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$12,568	$10,259
Accounts payable	12,390	16,280
Accrued expenses and other current liabilities	26,165	18,590
Total current liabilities	51,123	45,129
Long-term debt and finance lease obligations	126,088	138,025
Deferred tax liabilities	21,892	16,753
Long-term operating lease obligations	11,239	15,898
Other long-term liabilities	591	668
Total liabilities	210,933	216,473

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of March 31, 2020 and March 31, 2019; 50,003,531 and 49,645,450 shares issued and outstanding as of March 31, 2020 and March 31, 2019, respectively	489	483
Additional paid-in capital	753,213	744,147
Accumulated deficit	(511,531)	(529,415)
Total stockholders' equity	242,171	215,215
Total liabilities and stockholders' equity	$453,104	$431,688

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Twelve months ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$17,884	$(3,079)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,843	21,117
Restructuring (income) loss	(5,982)	22,176
Stock-based compensation expense	15,488	16,864
Amortization of debt issuance costs and discount on debt	747	783
Deferred income taxes	2,443	(5,107)
Other, net	873	576
Changes in operating assets and liabilities:
Accounts receivable	2,504	(907)
Inventories	(435)	17,948
Prepaid expenses and other assets	(6,500)	(8,718)
Accounts payable and accrued expenses	5,962	619
Other liabilities	(11,514)	(3,504)
Net cash provided by operating activities	44,313	58,768

Cash flows from investing activities:
Acquisition, net of cash acquired	(25,923)	—
Purchase of property and equipment	(9,422)	(9,605)
Net cash used in investing activities	(35,345)	(9,605)

Cash flows from financing activities:
Repayment of long-term debt	(9,488)	(8,250)
Repurchase of common stock	(7,904)	—
Cash received from issuance of common stock	1,488	3,080
Other, net	(771)	(593)
Net cash used in financing activities	(16,675)	(5,763)

Net (decrease) increase in cash and cash equivalents	(7,707)	43,400
Cash and cash equivalents - beginning of period	53,874	10,474
Cash and cash equivalents - end of period	$46,167	$53,874

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net sales to non-GAAP net sales
(unaudited)
(in thousands)

	Three months ended March 31,	Twelve months ended March 31,
	2019	2019
Net sales	$66,141	$267,656
Net sales - e.l.f. retail stores	(1,856)	(12,001)
Net sales (excluding e.l.f. retail stores)	$64,285	$255,655

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019

Net (loss) income	$(341)	$(17,914)	$17,884	$(3,079)
Interest expense, net	1,387	1,849	6,307	7,702
Income (benefit) tax provision	(182)	(3,259)	6,185	(1,261)
Depreciation and amortization	5,278	10,520	20,223	24,093
EBITDA	$6,142	$(8,804)	$50,599	$27,455
Restructuring expense (income) (a)	—	16,859	(5,982)	16,859
Stock-based compensation	4,206	3,683	15,488	16,864
Other non-cash and non-recurring costs (b)	1,357	292	2,505	1,261
Adjusted EBITDA	$11,705	$12,030	$62,610	$62,439

(a) Represents restructuring expense (income) related to the e.l.f. retail store closures. The twelve months ended March 31, 2020 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Selling, general, and administrative expenses	$47,024	$37,324	$157,155	$137,669
Stock-based compensation	(4,206)	(3,683)	(15,488)	(16,864)
Other non-cash and non-recurring costs (a)	(1,357)	(10)	(2,380)	(494)
Adjusted selling, general, and administrative expenses	$41,461	$33,631	$139,287	$120,311

(a) Represents various non-cash or non-recurring costs, including costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Net (loss) income	$(341)	$(17,914)	$17,884	$(3,079)
Restructuring expense (income) (a)	—	22,176	(5,982)	22,176
Stock-based compensation	4,206	3,683	15,488	16,864
Other non-cash and non-recurring costs (b)	1,357	292	2,505	1,261
Amortization of acquired intangible assets (c)	1,824	1,720	6,984	7,075
Tax Impact (d)	(1,699)	(6,755)	(4,691)	(11,614)
Adjusted net income	$5,347	$3,202	$32,188	$32,683

Weighted average number of shares outstanding - diluted	51,045,588	49,425,134	50,817,143	49,293,711
Adjusted diluted earnings per share	$0.10	$0.06	$0.63	$0.66

(a) Represents restructuring expense (income) related to the e.l.f. retail store closures. The twelve months ended March 31, 2020 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships, trademarks and favorable leases.
(d) Represents the tax impact of the above adjustments.